P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
October 25, 2016		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS THIRD QUARTER RESULTS
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and nine months ended September 30, 2016. Net income totaled $7.8 million for the third quarter of 2016, representing earnings per diluted common share of $0.43. Earnings per diluted common share were negatively impacted by $0.02 due to the system upgrade costs of $423,000 incurred during the third quarter of 2016. In comparison, reported earnings per diluted common share were $0.44 for the second quarter of 2016 and $0.22 for the third quarter of 2015. Net income was $23.7 million and earnings per diluted common share were $1.31 for the nine months ended September 30, 2016, compared to $8.4 million and $0.47 per diluted common share in 2015.
"We are pleased with the third quarter of 2016 results, with two big achievements being the 8% annualized loan growth reported for the quarter and the positive operating leverage generated," said Chuck Sulerzyski, President and Chief Executive Officer. "While we have seen steady growth in our indirect lending business all year, which has increased 38% since December 31, 2015, our commercial business was slow to show growth in the first half of the year but reported 8% annualized growth during the third quarter. Growth in our fee based income provided us with total revenue growth of 3% during the third quarter, while expenses only increased 1%, which included $423,000 of non-core charges associated with our system upgrade that is scheduled for November 7, 2016."

Statement of Operations Highlights:

•	Net interest income was relatively flat compared to the linked quarter and increased 2% compared to the third quarter of 2015.

◦	Net interest margin was 3.54% for the third quarter of 2016, compared to 3.57% for the linked quarter and 3.55% for the third quarter of 2015.

•	Provision for loan losses was $1.1 million for the third quarter of 2016 and was driven primarily by loan growth.

•	Total non-interest income grew 9% compared to the linked quarter and 14% compared to the third quarter of 2015, with growth in almost all categories.

•	Total non-interest expense was $26.8 million, up slightly compared to the linked quarter.

◦	The efficiency ratio was 64.3% for the third quarter of 2016, compared to 65.1% for the second quarter of 2016 and 65.8% in the third quarter of 2015.

◦	The efficiency ratio, when adjusted for non-core charges, was 63.3% for the third quarter of 2016, compared to 64.9% for the second quarter of 2016 and 65.3% in the third quarter of 2015.

•	Operating leverage was positive for the third quarter, compared to both the linked quarter and the third quarter of 2015, and for the first nine months of 2016 compared to 2015.

Balance Sheet Highlights:

•	Period-end total loan balances grew 8% on an annualized basis compared to June 30, 2016 and 6% on an annualized basis compared to December 31, 2015 and September 30, 2015.

◦
Indirect loans grew $23.2 million, or 45% annualized, compared to the linked quarter, while total consumer loans grew $16.7 million, or 7% annualized. For the first nine months of 2016, indirect loans grew $63.2 million, or 50% annualized.

◦	Commercial and industrial loans increased $21.7 million, or 23% annualized, from the linked quarter as total commercial loans increased $23.7 million, or 8% annualized.

•	Asset quality was relatively stable during the quarter.

◦
Net charge-offs as a percent of average gross loans were 0.14% annualized for the quarter, compared to 0.03% in the linked quarter and 0.15% in the third quarter of 2015. Year-to-date, net charge-offs were 0.09% of average loans on an annualized basis in 2016 compared to 0.10% in 2015.

◦	Criticized loans, which are those categorized as watch, substandard or doubtful, decreased $7.9 million, or 7%, during the quarter.

◦	Nonperforming assets increased slightly to 1.11% of total loans and OREO at September 30, 2016 compared to 1.04% at June 30, 2016.

◦	Allowance for loan losses increased $1.4 million, or 9%, compared to December 31, 2015.

◦	Allowance for loan losses as a percent of originated loans, net of deferred fees and costs, decreased slightly to 1.13% at September 30, 2016, compared to 1.16% at June 30, 2016.

•	Period-end total deposit balances increased $42.5 million, or 2%, compared to the linked quarter.

◦
Non-interest-bearing deposits increased $45.8 million, or 7%, compared to the linked quarter and, as a percent of total deposits, increased to 29% at September 30, 2016, compared to 28% at June 30, 2016.

Note: The comparison of the income statement and average balance sheet results between the first nine months of 2015 and the first nine months of 2016 was affected by the NB&T Financial Group, Inc. ("NB&T") acquisition, which closed March 6, 2015.
Net Interest Income:
Net interest income was $26.1 million in the third quarter of 2016, a slight decline compared to the linked quarter and a 2% increase over the third quarter of 2015. The net interest margin for the third quarter of 2016 was 3.54%, compared to 3.57% in the second quarter of 2016 and 3.55% in the third quarter of 2015. The decrease compared to the second quarter in net interest income was due primarily to the reduced size of the investment portfolio, for which the average balance declined $27.8 million, or 3%.
For the first nine months of 2016, net interest income grew 9% compared to 2015 and net interest margin improved to 3.55% from 3.49%. The NB&T acquisition and loan growth were the drivers of the increase in interest income.
The accretion income, net of amortization expense, from the acquisitions was $0.8 million for the third quarter of 2016, compared to $0.9 million for the second quarter of 2016 and $1.4 million in the third quarter of 2015, which added 10 basis points, 12 basis points and 18 basis points, respectively, to the net interest margin. In addition, accretion income, net of amortization expense, from the acquisitions was $2.6 million in the first nine months of 2016 compared to $3.6 million in the first nine months of 2015, and added 12 basis points and 17 basis points, respectively, to net interest margin.
Net interest margin, excluding net accretion income from acquisitions, declined 1 basis point compared to the second quarter of 2016 and improved 7 basis points from the third quarter of 2015. In the first nine months of 2016, net interest margin, excluding net accretion income from acquisitions, increased 11 basis points compared to 2015. The changes in net interest margin were the result of the sustained shift in the mix of the balance sheet, for both assets and liabilities, coupled with the restructuring of borrowings during the second quarter of 2016.
Provision for Loan Losses:
The provision for loan losses was $1.1 million in the third quarter of 2016, compared to $0.7 million in the second quarter of 2016 and $5.8 million in the third quarter of 2015. For the first nine months of 2016, the provision for loan losses totaled $2.8 million compared to $6.9 million in 2015. Recent loan growth was the main driver of the provision for loan losses recorded during the quarter and the first nine months of 2016. The provision for loan losses recorded in the third quarter of 2015 was driven primarily by an increase to the specific reserve for a large commercial loan relationship that was charged-off in the fourth quarter of 2015.
Non-interest Income:
Total non-interest income increased $1.2 million, or 9%, compared to the linked quarter, and grew $1.6 million, or 14%, compared to the third quarter of 2015. The increases compared to the second quarter of 2016 and the third quarter of 2015 were due primarily to increases in commercial loan swap fee income, bank-owned life insurance income and electronic banking income. Also contributing to the growth compared to the second quarter of 2016 was an increase in deposit account service charges. The increase compared to the third quarter of 2015 was also impacted by growth in mortgage banking income. For the first nine months of 2016, total non-interest income increased $3.6 million, or 10%, compared to the first nine months of 2015. The increase compared to the first nine months of 2015 was due to increases in electronic banking income, trust and investment income, commercial loan swap fee income and bank-owned life insurance income, with a portion of the growth attributable to the NB&T acquisition.

The commercial loan swap fee income, which is included in other non-interest income, was $569,000 for the third quarter of 2016, compared to $263,000 for the second quarter of 2016 and $135,000 for the third quarter of 2015. For the first nine months of 2016, commercial loan swap fee income was $997,000 compared to $284,000 for the first nine months of 2015. The increase in bank-owned life insurance income of $238,000 was the result of the additional $35 million of bank-owned life insurance policies that were purchased in the second quarter of 2016.
Non-interest Expense:
Total non-interest expense, on an as reported basis, for the third quarter of 2016 was $26.8 million, compared to $26.5 million for the second quarter of 2016 and $26.1 million for the third quarter of 2015. Total non-interest expense, adjusted for non-core charges, was $26.4 million for the third quarter of 2016 and the second quarter of 2016, and $25.9 million for the third quarter of 2015. Beginning in the second quarter of 2016, non-core charges included one-time costs associated with the system upgrade of Peoples' core banking system. These costs are expected to be approximately $1.4 million for the full year, with $423,000 recorded in the third quarter of 2016 and $90,000 recorded in the second quarter of 2016.
During the third quarter of 2016, salaries and employee benefits increased compared to both the second quarter of 2016 and third quarter of 2015. The increase in salaries and employee benefits compared to the second quarter of 2016 was due primarily to increased medical costs as a result of higher claims, and higher sales-based and incentive compensation as a result of performance. The increase in salaries and employee benefits compared to the third quarter of 2015 was due primarily to increased sales-based and incentive compensation as a result of the corporate incentive plan.
For the nine months ended September 30, 2016, reported total non-interest expense was $79.6 million, a decrease of 9% from $87.8 million for the first nine months of 2015. Total non-interest expense, adjusted for non-core charges, was $79.1 million in the first nine months of 2016, compared to $77.3 million in 2015, with the increase primarily due to the addition of operating expenses from the NB&T acquisition, and an increase in salaries and employee benefits associated with increased sales-based and incentive compensation as a result of the corporate incentive plan. Peoples' number of full time equivalent employees declined to 799 at September 30, 2016, compared to 803 at June 30, 2016 and 821 at September 30, 2015.
The efficiency ratio for the third quarter of 2016 was 64.3%, compared to 65.1% for the linked quarter and 65.8% for the third quarter of 2015. For the first nine months of 2016, the efficiency ratio was 64.6% compared to 78.2% in the first nine months of 2015. The efficiency ratio, when adjusted for non-core charges, was 63.3% for the third quarter of 2016, 64.9% for the linked quarter and 65.3% for the third quarter of 2015. The lower adjusted efficiency ratio in the third quarter of 2016 compared to the linked quarter and the third quarter of 2015 was primarily due to revenue growth and the continued focus on expense management. Revenue grew 3% and core expenses grew 1% in the third quarter of 2016 compared to the linked quarter and 6% and 3%, respectively, compared to the third quarter of 2015. For the first nine months of 2016, the adjusted efficiency ratio was 64.1% compared to 68.5% for the first nine months of 2015, as revenue grew 9% and core expenses increased 2%.
Loans:
For the third quarter of 2016, period-end total loan balances increased $40.4 million, or 8% annualized, compared to June 30, 2016. Indirect lending continued to be a key component of loan growth, as balances increased $23.2 million, or 45% annualized, during the quarter. The growth in indirect lending was the result of diversification in the portfolio beyond just automobile loans, as well as the expanded footprint over recent years in southeast and northeast Ohio. Commercial loans grew $23.7 million, or 8% annualized, with increases of $21.7 million in commercial and industrial loans and $2.0 million in commercial real estate loans during the quarter.
Compared to December 31, 2015, period-end loan balances increased $96.8 million, or 6% annualized. The growth was primarily the result of indirect lending contributing loan growth of $63.2 million, or 50% annualized. Commercial and industrial loan balances grew $48.3 million, or 18% annualized.
Period-end total loan balances at September 30, 2016 increased $119.0 million, or 6%, compared to September 30, 2015. Consumer loans increased $58.1 million, or 6% compared to September 30, 2015, and were driven by higher indirect lending activity. Commercial loans grew primarily from an increase in commercial and industrial loans of $42.6 million, or 12%, compared to September 30, 2015.
Quarterly average gross loan balances increased $12.0 million, or 2% annualized, compared to the linked quarter, due primarily to indirect lending. The increase in commercial loan balances previously noted was largely recorded late in the quarter and did not have a significant impact on the quarterly average balances. Compared to the third quarter of 2015, average gross loans increased $106.7 million, or 5%, largely due to growth in indirect lending and commercial and industrial loans. During the first nine months of 2016, average gross loan balances grew $200.1 million, or 10%, compared to the first nine months of 2015, primarily due to the NB&T acquisition, higher indirect lending and increased commercial and industrial loan balances.

Indirect lending continued to account for a larger proportion of the consumer loan portfolio, comprising 24% at September 30, 2016, compared to 22% at June 30, 2016, 18% at December 31, 2015 and 17% at September 30, 2015. In addition, commercial and industrial loan balances comprised 33% of the commercial portfolio at September 30, 2016, compared to 32% at June 30, 2016, 30% at December 31, 2015 and 31% at September 30, 2015. The recent growth in indirect lending and commercial and industrial loan balances has provided additional diversification to the loan portfolio as they were 11% and 18% of the period-end total loan balance at September 30, 2016, respectively, compared to 8% and 17%, respectively, at December 31, 2015.
Asset Quality:
Asset quality metrics were relatively stable during the third quarter of 2016. Annualized net charge-offs were 0.14% of average gross loans during the third quarter of 2016, compared to 0.03% in the second quarter of 2016 and 0.15% in the third quarter of 2015. During the first nine months of 2016, annualized net charge-offs were 0.09% of average gross loans compared to 0.10% in 2015.
Criticized loans, which are those categorized as watch, substandard or doubtful, decreased $7.9 million compared to June 30, 2016, $22.9 million compared to December 31, 2015 and $11.2 million compared to September 30, 2015. Classified loans, which are those categorized as substandard or doubtful, were relatively stable compared to June 30, 2016, decreased $6.6 million compared to December 31, 2015 and $11.1 million compared to September 30, 2015.
Nonperforming assets increased $2.1 million during the third quarter of 2016 compared to June 30, 2016, due primarily to an increase of $3.8 million in nonaccrual loans, which was partially offset by a decrease of $1.7 million in loans 90+ days past due. The increase in nonaccrual loans was due primarily to two commercial real estate loans. Compared to September 30, 2015, nonperforming assets decreased $2.2 million, as nonaccrual loans declined $1.8 million.
At September 30, 2016, the allowance for loan losses increased to $18.2 million, compared to $17.8 million at June 30, 2016, $16.8 million at December 31, 2015 and $23.3 million at September 30, 2015. The ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.13% at September 30, 2016, compared to 1.16% at June 30, 2016, 1.19% at December 31, 2015 and 1.72% at September 30, 2015. The decline in this ratio compared to June 30, 2016 and December 31, 2015 was primarily due to the continued stabilization of our asset quality metrics. The decrease compared to September 30, 3015 was due to the build up of reserves on one commercial loan relationship that was fully charged-off in the fourth quarter of 2015.
Deposits:
During the third quarter of 2016, period-end deposits increased $42.5 million, or 2%, attributable to an increase of $45.8 million, or 7%, in non-interest-bearing deposits. The increase in non-interest-bearing deposits was primarily due to commercial non-interest-bearing deposit balances, which increased $36.0 million, with individual non-interest-bearing deposit balances increasing $12.0 million during the quarter. Commercial non-interest-bearing deposit balances were impacted by one large customer maintaining a higher than normal balance on September 30, 2016.
Compared to December 31, 2015, period-end deposit balances increased $39.5 million, or 2%, with $27.5 million of the growth in non-interest-bearing deposits and $12.0 million of the growth in interest-bearing deposits. The growth in non-interest-bearing deposits was attributable to growth of $38.7 million in commercial non-interest-bearing deposit balances. Interest-bearing deposits grew as a result of all categories increasing except for certificates of deposits, which declined $59.3 million.
Period-end deposits increased $44.6 million, or 2%, compared to September 30, 2015, with $34.2 million of the growth in non-interest-bearing deposits and $10.4 million of the growth in interest-bearing deposits. Individual and commercial non-interest-bearing deposits each grew $17.4 million. The growth in interest-bearing deposits was the result of growth in all categories except for certificates of deposit, which decreased $71.7 million, and governmental deposits, which declined $7.2 million.
Non-interest-bearing deposits comprised 29% of total deposits at September 30, 2016, compared to 28% at June 30, 2016, December 31, 2015 and September 30, 2015.
Average deposits for the third quarter of 2016 decreased $24.2 million, or 1%, compared to the linked quarter, with a decline of $16.6 million in non-interest-bearing deposits and $7.6 million in interest-bearing deposits. Compared to the third quarter of 2015, average deposits increased $12.1 million, with non-interest-bearing deposits increasing $15.2 million and interest-bearing deposits declining $3.1 million. For the first nine months of 2016, average deposits increased $162.5 million, or 7%, compared to the first nine months of 2015, mainly due to the NB&T acquisition.
Stockholders' Equity:
At September 30, 2016, the tier 1 risk-based capital ratio was 13.34%, compared to 13.33% at June 30, 2016, 13.67% at December 31, 2015 and 13.77% at September 30, 2015. The total risk-based capital ratio was 14.24% at September 30,

2016, compared to 14.23% at June 30, 2016, 14.54% at December 31, 2015 and 14.97% at September 30, 2015. These capital ratios were relatively flat compared to the linked quarter. During the second and third quarters of 2016, no common shares were repurchased under the share repurchase program, compared to 279,770 shares repurchased in the first quarter of 2016.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.4 billion in total assets, 80 locations, including 73 full-service bank branches, and 80 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter and year-to-date 2016 results of operations today at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies. Below is a listing of the non-GAAP financial measures used in this news release:

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Core non-interest expenses are non-GAAP since they exclude the impact of costs associated with the system upgrade, acquisition-related costs, pension settlement charges, severance charges and legal settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus total non-interest income minus total non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "estimate", "may", "feel", "expect", "believe", "plan", "will", "would", "should", "could" and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1) Peoples' ability to complete the system upgrade (include the related core operating systems, data systems and products) without complications or difficulties that may otherwise result in the loss of customers, operational problems or one-time costs currently not anticipated to arise in connection with such upgrade;
(2) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity;
(3) Peoples' ability to integrate any future acquisitions which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(4) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(5) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(6) competitive pressures among financial institutions or from non-financial institutions which may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals;
(7) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity;
(8) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;
(9) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty created by the June 23, 2016 referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(10) legislative or regulatory changes or actions, promulgated and to be promulgated thereunder by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;
(11) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;
(12) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations;
(13) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
(14) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15) Peoples' ability to receive dividends from its subsidiaries;
(16) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(17) the impact of minimum capital thresholds established as a part of the implementation of Basel III;
(18) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(19) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;
(20) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(21) the overall adequacy of Peoples' risk management program;

(22) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyberattacks, military or terrorist activities or conflicts; and
(23) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the “SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2016 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
PER COMMON SHARE:
Earnings per common share:
Basic	$0.43	$0.44	$0.23	$1.31	$0.48
Diluted	0.43	0.44	0.22	1.31	0.47
Cash dividends declared per common share	0.16	0.16	0.15	0.47	0.45
Book value per common share	24.22	24.07	23.08	24.22	23.08
Tangible book value per common share (a)	16.14	15.93	14.86	16.14	14.86
Closing stock price at end of period	$24.59	$21.79	$20.79	$24.59	$20.79

SELECTED RATIOS:
Return on average stockholders' equity (b)	7.07%	7.45%	3.89%	7.36%	2.78%
Return on average assets (b)	0.93%	0.97%	0.51%	0.96%	0.36%
Efficiency ratio (c)	64.33%	65.08%	65.81%	64.56%	78.18%
Pre-provision net revenue to total average assets (b)(d)	1.53%	1.48%	1.40%	1.52%	0.84%
Net interest margin (b)(e)	3.54%	3.57%	3.55%	3.55%	3.49%
Dividend payout ratio	37.37%	36.47%	66.74%	36.06%	93.19%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
This ratio represents a non-GAAP financial measure since it excludes the provision for loan losses and net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2016	2016	2015	2016	2015
Total interest income	$28,730	$28,921	$28,178	$86,094	$79,903
Total interest expense	2,607	2,613	2,642	7,896	8,155
Net interest income	26,123	26,308	25,536	78,198	71,748
Provision for loan losses	1,146	727	5,837	2,828	6,859
Net interest income after provision for loan losses	24,977	25,581	19,699	75,370	64,889

Net (loss) gain on investment securities	(1)	767	62	862	673
Loss on debt extinguishment	—	(707)	—	(707)	(520)
Net loss on loans held-for-sale and other real estate owned	—	—	(50)	(1)	(131)
Net loss on other assets	(224)	(62)	(1)	(316)	(639)

Non-interest income:
Insurance income	3,137	3,299	3,275	10,934	10,870
Deposit account service charges	2,833	2,563	2,922	7,999	8,065
Electronic banking income	2,765	2,567	2,241	7,867	6,533
Trust and investment income	2,692	2,776	2,497	7,850	7,088
Commercial loan swap fee income	569	263	135	997	284
Bank owned life insurance	491	253	174	911	428
Mortgage banking income	427	265	212	852	927
Other non-interest income	624	381	450	1,549	1,145
Total non-interest income	13,538	12,367	11,906	38,959	35,340

Non-interest expense:
Salaries and employee benefit costs	14,584	13,972	13,572	42,881	45,493
Net occupancy and equipment expense	2,768	2,581	2,840	8,155	8,273
Professional fees	1,661	2,123	1,287	5,243	5,542
Electronic banking expense	1,650	1,485	1,408	4,568	3,852
Amortization of other intangible assets	1,008	1,007	1,127	3,023	2,944
Data processing and software expense	741	1,013	910	2,503	2,670
FDIC insurance expense	549	540	562	1,706	1,516
Franchise tax expense	529	483	502	1,550	1,552
Communication expense	518	584	628	1,730	1,722
Marketing expense	380	414	459	1,192	2,175
Foreclosed real estate and other loan expenses	189	100	159	540	1,031
Other non-interest expense	2,265	2,203	2,658	6,538	11,034
Total non-interest expense	26,842	26,505	26,112	79,629	87,804
Income before income taxes	11,448	11,441	5,504	34,538	11,808
Income tax expense	3,656	3,479	1,370	10,789	3,450
Net income	$7,792	$7,962	$4,134	$23,749	$8,358

PER SHARE DATA:
Earnings per common share – Basic	$0.43	$0.44	$0.23	$1.31	$0.48
Earnings per common share – Diluted	$0.43	$0.44	$0.22	$1.31	$0.47
Cash dividends declared per common share	$0.16	$0.16	$0.15	$0.47	$0.45

Weighted-average common shares outstanding – Basic	17,993,443	17,980,797	18,127,131	18,015,249	17,357,034
Weighted-average common shares outstanding – Diluted	18,110,710	18,113,812	18,271,979	18,123,660	17,487,642
Actual common shares outstanding (end of period)	18,195,986	18,185,708	18,400,809	18,195,986	18,400,809

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2016	2015

Assets
Cash and cash equivalents:
Cash and due from banks	$54,745	$53,663
Interest-bearing deposits in other banks	13,090	17,452
Total cash and cash equivalents	67,835	71,115

Available-for-sale investment securities, at fair value (amortized cost of
$743,878 at September 30, 2016 and $780,304 at December 31, 2015)	762,143	784,701
Held-to-maturity investment securities, at amortized cost (fair value of
$45,145 at September 30, 2016 and $45,853 at December 31, 2015)	43,662	45,728
Other investment securities, at cost	38,443	38,401
Total investment securities	844,248	868,830

Loans, net of deferred fees and costs	2,169,208	2,072,440
Allowance for loan losses	(18,219)	(16,779)
Net loans	2,150,989	2,055,661

Loans held for sale	4,715	1,953
Bank premises and equipment, net of accumulated depreciation	54,854	53,487
Goodwill	132,631	132,631
Other intangible assets	14,374	16,986
Other assets	93,939	58,307
Total assets	$3,363,585	$3,258,970

Liabilities
Deposits:
Non-interest-bearing deposits	$745,468	$717,939
Interest-bearing deposits	1,829,989	1,818,005
Total deposits	2,575,457	2,535,944

Short-term borrowings	162,807	160,386
Long-term borrowings	147,563	113,670
Accrued expenses and other liabilities	37,121	29,181
Total liabilities	2,922,948	2,839,181

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued at September 30, 2016 and December 31, 2015	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,936,214 shares issued at September 30, 2016 and 18,931,200 shares issued at December 31, 2015, including shares in treasury	343,954	343,948
Retained earnings	105,975	90,790
Accumulated other comprehensive income (loss), net of deferred income taxes	8,547	(359)
Treasury stock, at cost, 794,857 shares at September 30, 2016 and 586,686 shares at December 31, 2015	(17,839)	(14,590)
Total stockholders' equity	440,637	419,789
Total liabilities and stockholders' equity	$3,363,585	$3,258,970

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2016	2016	2016	2015	2015
Loan Portfolio
Commercial real estate, construction	$81,080	$98,993	$81,381	$75,899	$81,076
Commercial real estate, other	728,878	708,910	728,199	736,276	710,630
Commercial and industrial	400,042	378,352	367,810	351,719	357,456
Residential real estate	545,161	555,123	565,749	565,555	571,132
Home equity lines of credit	111,196	109,017	107,701	106,429	105,767
Consumer, indirect	230,286	207,116	183,797	167,096	153,993
Consumer, other	71,491	70,065	68,395	68,018	68,874
Deposit account overdrafts	1,074	1,214	2,083	1,448	1,317
Total loans	$2,169,208	$2,128,790	$2,105,115	$2,072,440	$2,050,245
Total acquired loans (a)	$551,021	$591,967	$627,819	$657,801	$694,436
Total originated loans	$1,618,187	$1,536,823	$1,477,296	$1,414,639	$1,355,809
Deposit Balances
Non-interest-bearing deposits	$745,468	$699,695	$716,202	$717,939	$711,226
Interest-bearing deposits:
Interest-bearing demand accounts	270,490	252,119	254,241	250,023	232,354
Retail certificates of deposit	406,866	418,748	439,460	448,992	461,398
Money market deposit accounts	411,111	401,828	395,022	394,119	393,472
Governmental deposit accounts	286,716	300,639	313,904	276,639	293,889
Savings accounts	438,087	438,952	434,381	414,375	404,676
Brokered certificates of deposit	16,719	20,990	33,873	33,857	33,841
Total interest-bearing deposits	1,829,989	1,833,276	1,870,881	1,818,005	1,819,630
Total deposits	$2,575,457	$2,532,971	$2,587,083	$2,535,944	$2,530,856
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$4,161	$5,869	$6,746	$5,969	$3,760
Nonaccrual loans	19,346	15,582	13,579	13,531	21,144
Total nonperforming loans (NPLs)	23,507	21,451	20,325	19,500	24,904
Other real estate owned (OREO)	719	679	679	733	1,566
Total NPAs	$24,226	$22,130	$21,004	$20,233	$26,470
Allowance for loan losses as a percent of NPLs (b)(c)	77.50%	83.16%	84.92%	86.05%	93.68%
NPLs as a percent of total loans (b)(c)	1.08%	1.01%	0.97%	0.94%	1.21%
NPAs as a percent of total assets (b)(c)	0.72%	0.66%	0.64%	0.62%	0.82%
NPAs as a percent of total loans and OREO (b)(c)	1.11%	1.04%	1.00%	0.98%	1.29%
Allowance for loan losses as a percent of originated loans, net of deferred fees and costs (b)	1.13%	1.16%	1.17%	1.19%	1.72%
Capital Information (d)
Common Equity Tier 1 risk-based capital ratio	13.04%	13.03%	13.10%	13.36%	13.45%
Tier 1 risk-based capital ratio	13.34%	13.33%	13.41%	13.67%	13.77%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.24%	14.23%	14.29%	14.54%	14.97%
Leverage ratio	9.71%	9.56%	9.45%	9.52%	9.57%
Common Equity Tier 1 capital	$301,222	$295,148	$288,787	$288,416	$287,020
Tier 1 capital	308,099	301,977	295,569	295,151	293,705
Total capital (Tier 1 and Tier 2)	328,948	322,413	314,896	313,974	319,277
Total risk-weighted assets	$2,309,951	$2,265,022	$2,203,776	$2,158,713	$2,133,399
Tangible equity to tangible assets (e)	9.13%	9.10%	8.88%	8.69%	8.88%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) September 30, 2016 data based on preliminary analysis and subject to revision.

(e) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2016	2016	2015	2016	2015
Provision for Loan Losses
Provision for loan losses	$978	$575	$5,635	$2,410	$6,385
Provision for checking account overdrafts	168	152	202	418	474
Total provision for loan losses	$1,146	$727	$5,837	$2,828	$6,859

Net Charge-Offs
Gross charge-offs	$1,263	$855	$1,140	$4,121	$2,695
Recoveries	498	705	365	2,733	1,198
Net charge-offs	$765	$150	$775	$1,388	$1,497

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$10	$(17)	$129	$(1,143)	$91
Commercial and industrial	—	(244)	83	767	332
Residential real estate	23	194	208	354	331
Home equity lines of credit	21	—	8	25	9
Consumer	542	84	145	989	302
Deposit account overdrafts	169	133	202	396	432
Total net charge-offs	$765	$150	$775	$1,388	$1,497

As a percent of average gross loans (annualized)	0.14%	0.03%	0.15%	0.09%	0.10%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2016	2016	2016	2015	2015

Trust assets under management	$1,292,044	$1,280,004	$1,254,824	$1,275,253	$1,261,112
Brokerage assets under management	754,168	729,519	706,314	664,153	621,242
Mortgage loans serviced for others	$389,090	$380,741	$383,531	$390,398	$387,200
Employees (full-time equivalent)	799	803	821	817	821

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$8,663	$10	0.46%	$9,073	$11	0.49%	$34,093	$21	0.24%
Other long-term investments	—	—	—%	—	—	—%	1,261	3	0.94%
Investment securities (a)(b)	849,266	5,686	2.68%	877,046	5,984	2.73%	856,063	5,761	2.69%
Gross loans (b)(c)	2,133,993	23,531	4.35%	2,122,000	23,428	4.39%	2,027,322	22,918	4.46%
Allowance for loan losses	(17,787)			(17,362)			(17,982)
Total earning assets	2,974,135	29,227	3.89%	2,990,757	29,423	3.92%	2,900,757	28,703	3.92%

Intangible assets	147,466			148,464			151,206
Other assets	203,035			167,435			157,730
Total assets	$3,324,636			$3,306,656			$3,209,693

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$439,464	$59	0.05%	$438,368	$58	0.05%	$410,131	$56	0.05%
Government deposit accounts	311,650	152	0.19%	302,852	146	0.19%	301,178	161	0.21%
Interest-bearing demand accounts	264,182	61	0.09%	251,773	46	0.07%	235,145	47	0.08%
Money market deposit accounts	400,749	175	0.17%	400,286	165	0.17%	395,547	158	0.16%
Brokered certificates of deposits	17,832	163	3.64%	29,542	273	3.73%	34,883	328	3.73%
Retail certificates of deposit	412,466	817	0.79%	431,075	815	0.76%	472,516	789	0.66%
Total interest-bearing deposits	1,846,343	1,427	0.31%	1,853,896	1,503	0.33%	1,849,400	1,539	0.33%

Short-term borrowings	143,814	109	0.30%	142,888	105	0.29%	98,996	42	0.17%
Long-term borrowings	147,732	1,071	2.89%	118,427	1,005	3.40%	119,477	1,061	3.54%
Total borrowed funds	291,546	1,180	1.61%	261,315	1,110	1.70%	218,473	1,103	2.01%
Total interest-bearing liabilities	2,137,889	2,607	0.49%	2,115,211	2,613	0.50%	2,067,873	2,642	0.51%

Non-interest-bearing deposits	709,432			726,066			694,277
Other liabilities	38,709			35,307			26,433
Total liabilities	2,886,030			2,876,584			2,788,583
Stockholders’ equity	438,606			430,072			421,110
Total liabilities and equity	$3,324,636			$3,306,656			$3,209,693

Net interest income/spread (b)		$26,620	3.40%		$26,810	3.42%		$26,061	3.41%
Net interest margin (b)			3.54%			3.57%			3.55%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held for sale. Interest income includes interest earned on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

	For the Nine Months Ended
	September 30, 2016			September 30, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$10,052	$37	0.49%	$63,670	$115	0.24%
Other long-term investments	—	—	—%	1,317	10	1.02%
Investment securities (a)(b)	867,253	17,598	2.71%	817,860	16,926	2.76%
Gross loans (b)(c)	2,115,975	69,967	4.41%	1,915,836	64,314	4.45%
Allowance for loan losses	(17,333)			(17,930)
Total earning assets	2,975,947	87,602	3.90%	2,780,753	81,365	3.88%

Intangible assets	148,482			141,754
Other assets	175,909			145,957
Total assets	$3,300,338			$3,068,464

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$433,233	$173	0.05%	$381,717	$154	0.05%
Government deposit accounts	304,422	444	0.19%	273,768	450	0.22%
Interest-bearing demand accounts	255,796	151	0.08%	217,220	134	0.08%
Money market deposit accounts	399,853	500	0.17%	381,238	456	0.16%
Brokered certificates of deposits	27,049	751	3.71%	37,130	1,034	3.72%
Retail certificates of deposit	432,515	2,512	0.78%	469,010	2,488	0.71%
Total interest-bearing deposits	1,852,868	4,531	0.33%	1,760,083	4,716	0.36%

Short-term borrowings	140,808	301	0.29%	86,740	108	0.17%
Long-term borrowings	126,587	3,064	3.23%	142,359	3,331	3.13%
Total borrowed funds	267,395	3,365	1.68%	229,099	3,439	2.00%
Total interest-bearing liabilities	2,120,263	7,896	0.50%	1,989,182	8,155	0.55%

Non-interest-bearing deposits	715,244			645,553
Other liabilities	34,062			31,625
Total liabilities	2,869,569			2,666,360
Stockholders’ equity	430,769			402,104
Total liabilities and equity	$3,300,338			$3,068,464

Net interest income/spread (b)		$79,706	3.40%		$73,210	3.33%
Net interest margin (b)			3.55%			3.49%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held for sale. Interest income includes interest earned on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2016	2016	2015	2016	2015

Core non-interest expenses:
Total non-interest expense	$26,842	$26,505	$26,112	$79,629	$87,804
Less: System upgrade costs	423	90	—	513	—
Less: Acquisition-related costs	—	—	108	—	9,884
Less: Pension settlement charges	—	—	82	—	454
Less: Other non-core charges	—	—	—	—	185
Core non-interest expenses	$26,419	$26,415	$25,922	$79,116	$77,281

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2016	2016	2015	2016	2015

Efficiency ratio:
Total non-interest expense	26,842	26,505	26,112	79,629	87,804
Less: Amortization of intangible assets	1,008	1,007	1,127	3,023	2,944
Adjusted non-interest expense	25,834	25,498	24,985	76,606	84,860

Total non-interest income	13,538	12,367	11,906	38,959	35,340

Net interest income	26,123	26,308	25,536	78,198	71,748
Add: Fully tax-equivalent adjustment	$497	$502	$525	$1,508	$1,462
Net interest income on a fully taxable-equivalent basis	$26,620	$26,810	$26,061	$79,706	$73,210

Adjusted revenue	$40,158	$39,177	$37,967	$118,665	$108,550

Efficiency ratio	64.33%	65.08%	65.81%	64.56%	78.18%

Efficiency ratio adjusted for non-core charges:
Core non-interest expenses	$26,419	$26,415	$25,922	$79,116	$77,281
Less: Amortization of intangible assets	$1,008	$1,007	$1,127	$3,023	$2,944
Adjusted non-interest expense	25,411	25,408	24,795	76,093	74,337

Adjusted revenue	$40,158	$39,177	$37,967	$118,665	$108,550

Efficiency ratio adjusted for non-core charges	63.28%	64.85%	65.31%	64.12%	68.48%

	At or For the Three Months Ended
	September 30,	June 30,	March 31	December 31,	September 30,
(in $000’s)	2016	2016	2016	2015	2015

Tangible Equity:
Total stockholders' equity, as reported	$440,637	$437,753	$428,486	$419,789	$424,760
Less: goodwill and other intangible assets	147,005	147,971	148,997	149,617	151,339
Tangible equity	$293,632	$289,782	$279,489	$270,172	$273,421

Tangible Assets:
Total assets, as reported	$3,363,585	$3,333,455	$3,294,929	$3,258,970	$3,228,830
Less: goodwill and other intangible assets	147,005	147,971	148,997	149,617	151,339
Tangible assets	$3,216,580	$3,185,484	$3,145,932	$3,109,353	$3,077,491

Tangible Book Value per Common Share:
Tangible equity	$293,632	$289,782	$279,489	$270,172	$273,421
Common shares outstanding	18,195,986	18,185,708	18,157,932	18,404,864	18,400,809

Tangible book value per common share	$16.14	$15.93	$15.39	$14.68	$14.86

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$293,632	$289,782	$279,489	$270,172	$273,421
Tangible assets	$3,216,580	$3,185,484	$3,145,932	$3,109,353	$3,077,491

Tangible equity to tangible assets	9.13%	9.10%	8.88%	8.69%	8.88%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2016	2016	2015	2016	2015

Pre-Provision Net Revenue:
Income before income taxes	$11,448	$11,441	$5,504	$34,538	$11,808
Add: provision for loan losses	1,146	727	5,837	2,828	6,859
Add: loss on debt extinguishment	—	707	—	707	520
Add: net loss on loans held-for-sale and OREO	—	—	50	1	131
Add: net loss on securities transactions	1	—	—	1	—
Add: net loss on other assets	224	97	1	351	639
Less: net gain on securities transactions	—	767	62	863	673
Less: gain on other assets	—	35	—	35	—
Pre-provision net revenue	$12,819	$12,170	$11,330	$37,528	$19,284

Pre-provision net revenue	$12,819	$12,170	$11,330	$37,528	$19,284
Total average assets	$3,324,636	$3,306,656	$3,209,693	$3,300,338	$3,068,464

Pre-provision net revenue to total average assets (annualized)	1.53%	1.48%	1.40%	1.52%	0.84%

END OF RELEASE